Exhibit 21.1

SUBSIDIARIES OF NOVELION THERAPEUTICS INC.

Entity Name	Jurisdiction of Organization or Incorporation
Aegerion Pharmaceuticals, Inc.	Delaware
Aegerion Pharmaceuticals Ltd.	Bermuda
Aegerion Pharmaceuticals (Canada) Ltd.	Canada
Aegerion Pharmaceuticals Holdings, Inc.	Delaware
Aegerion Mexico, S. DE R.L. DE C.V.	Mexico
Aegerion Argentina S.R.L.	Argentina
Aegerion Pharmaceuticals K.K.	Japan
Aegerion Taiwan Limited	Taiwan
Aegerion Securities Corporation	United States
Aegerion Pharmaceuticals Limited	United Kingdom
Aegerion Brasil Servicos de Promocao e Administracao de Vendas LTDA	Brazil
Aegerion Servicios, S. DE R.L. DE C.V.	Mexico
Aegerion Pharmaceuticals, SAS	France
Aegerion Pharmaceuticals S.r.l.	Italy
Aegerion Pharmaceuticals GmbH	Germany
Aegerion Pharmaceuticals SARL	Switzerland
Aegerion Ýlaç Ticaret Limited Þirketi	Turkey
Aegerion Colombia S.A.S.	Colombia
Aegerion International Ltd.	Bermuda
Novelion Services USA, Inc.	Delaware
405030 B.C. Ltd.	British Columbia
Coast Mercantile Enterprises Inc.	British Columbia
QLT Phototherapeutics Inc.	Delaware
QLT Ophthalmics (UK), Ltd.	United Kingdom
QLT Therapeutics, Inc.	Delaware
QLT Plug Delivery, Inc.	Delaware
QLT Ophthalmics, Inc.	Delaware
QLT Medevice Inc.	Canada
QLT (Delaware), Inc.	Delaware
QLT Holdings Corp.	Delaware
QLT Acquisition Corp.	Delaware
Quest Intermediate One Corp. 1	Delaware
Quest Intermediate Two Corp.	Delaware
Pharmical Manufacturing Ltd.	British Columbia